 EXHIBIT 10.4

OIL AND GAS PROPERTY PARTICIPATION AND OPTION / RIGHTS AGREEMENT

EGPI Fircreek, Inc. on behalf of itself and all of its wholly owned subsidiaries (“EGPI”) and Success Oil Co., Inc. (“Success”) on the other, hereby enter into this agreement concerning their rights and participation in certain oil and gas property interests.

WHEREAS, EGPI held certain rights pursuant to the Participation Agreement dated January 3, 2008 (see “Exhibit A” hereto) between Success Oil Co. (“Success”) and EGPI’s wholly owned subsidiary, Firecreek Petroleum, Inc. (“Firecreek”), a copy of which is attached hereto (the “Participation Agreement”);

WHEREAS, by virtue of a valid assignment of EGPI’s rights in the Participation Agreement ultimately to Success, Success became holder through today’s date of even of all of the rights under the Participation Agreement, including certain rights of first refusal to participate in the development of additional wells on property described as the South 40 of the “J.B. Tubb 18-1” under Section VIII of that Participation Agreement;

WHEREAS, Success wishes to reinstate EGPI’s option / rights in the Participation Agreement dated January 3, 2008 between Success and Firecreek, to EGPI and or its assignee. Further Success acknowledges that EGPI and or its assignee shall be able to negotiate or sell interests and or participation in the development of any additional well(s) under section VIII of the Participation Agreement, with such partner sharing an interest equivalent to its proportionate funding of such project(s), and or other terms of negotiation as may be agreeable by EGPI and such proposed partner, if any, and Success; and,

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, EGPI and Success agree as follows:

Success agrees to reinstate EGPI’s option / rights in the Participation Agreement dated January 3, 2008 between Success and EGPI’s then wholly owned subsidiary Firecreek, to EGPI and or its assignee. Further EGPI on a best efforts basis will pursue financing for Capital Expenditure (CAPEX) to drill three new wells in the amount of three million six hundred thousand ($3,600,000) dollars and to wit Success acknowledges that EGPI and or its assignee shall be able to negotiate and or sell interests and or participation in the development of any additional well(s) under section VIII of the Participation Agreement, on a best efforts basis, with such partner sharing an interest equivalent to its proportionate funding of such project(s), and or other terms of negotiation as may be agreeable by EGPI and such proposed partner, if any, including any modification of this Agreement or Exhibit A herewith, as long as it is formally reviewed and approved in a writing by Success.

Unless an aggregate amount of three million six hundred thousand ($3,600,000) dollars in CAPEX is raised by EGPI or assign for the drilling of three new wells by participation, earn in, sale, or other method, and acceptable to Success during the term of this Agreement, then this Agreement, unless terms are either modified and or mutually extended in a writing by the parties hereto, will otherwise expire on June 30, 2012.

This Agreement embodies the entire understanding and agreement between EGPI and Success and supersedes any and all prior understandings and agreements, verbal or written, if any, between them regarding the Leases and matters that are the subject of this Agreement.

The rights and obligations created by this Agreement shall be governed by and interpreted under the laws of the State of Nevada, without regard to any conflicts of law considerations.

This Agreement shall inure to the benefit of each of the parties heirs, successors, agents, interests, and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date set forth below:

SUCCESS OIL CO., INC. /s/Jeru Morgan	EGPI FIRECREEK, INC. itself and on behalf of all of its subsidiaries /s/Dennis R. Alexander

By: Jeru Morgan	By: Dennis R. Alexander
Its: President	Its: Chairman and CEO
Date: November 30, 2011	Date: November 30, 2011

“Exhibit A”

PARTICIPATION AGREEMENT

(Turnkey Drilling, Re Entry, and Multiple Wells)

This Participation Agreement (the “Agreement”) is made and entered into as of January 3rd, 2008, (the “Effective Date”), between Success Oil Co. (the “Operator”) and the Party or Parties whose names and addresses are set out on the signature page to this Agreement (sometimes referred to collectively as “Participants,” and/or individually as a “Participant”).

Operator is the owner of the leasehold interest in the oil and gas leases (the “Leases”), described in Exhibit “A” to this Agreement, in Ward County, Texas .

Participant desires to acquire an undivided interest in a portion of the Leases, in the manner provided for in this Agreement, and desires to enter into this Agreement for the purposes of joining Operator in the exploration of and development of the Leases.

For valuable consideration, and the covenants, conditions, and agreements set out in the Agreement, Operator and each Participant agree as follows:

I.

Definitions

When used in this Agreement, the following terms shall mean:

Acreage Cost:  Shall mean an amount paid to Operator by Participant representing Participant’s share of the cost charged by Operator for acquiring Leases on the lands comprising the Proration Units on which Prospect Wells will be drilled.  These costs do not include any costs for acreage that may be assessed or charged for lands on which Subsequent Wells may be drilled.

Gross Working Interest:  Shall mean that interest, expressed as a decimal, percentage, or fractional interest, relative to 100% on which Participant shall pay (his/her/its) share of operating expenses.

Leases:  Shall mean the oil, gas and mineral lease or leases, described in Exhibit “A,” by reference to their recording in the records of the Ward County Courthouse of Ward _ County, Texas , covering those lands described in Exhibit “A.”

Net Revenue Interest:  Shall mean that interest, expressed as a decimal, percentage, or fractional interest, relative to 100% on which Participant shall receive income attributable to Participant’s Gross Working Interest, for proceeds from the sale of oil and/or gas from wells.  A Participant’s Net Revenue Interest shall have deducted from it, its proportionate part of all royalty, overriding royalty, and other interests burdening the Leases and provided for in this Participation Agreement.

Non-Operator:  Shall mean a Participant.

Objective Depth:  Shall mean a depth adequate to test the Upper Clearfork & Lower Clearfork formations, anticipated to be encountered at a depth of approximately 4400 ’ feet, but in no event a depth greater than 5100 feet.

Operating Agreement:  Shall mean that form of Operating Agreement attached to this Agreement as Exhibit “B,” naming Success Oil Co. as Operator, together with the Operating Agreement’s accompanying accounting procedures and exhibits.

Operator:  Shall mean: Responsible for paying from production expenses incurred through the operation of producing properties and overall day to day supervision, and report to state, and federal legal authorities (Railroad Commission of Texas, E.P.A.), and responsible for all compliance of environmental issues prescribed by law.

Participant:  Shall mean each and every Party to this Participation Agreement other than Operator.

Payout:  Shall mean that point in time in which Participant has received, out of net proceeds (after severance and/or any other applicable taxes) to the Participant’s Net Revenue Interest, from the sale of oil and/or gas, an amount equal to all Acreage Costs, Turnkey Cost to Casing Point, Turnkey Completion Costs, and operating costs attributable to a Participant’s Gross Working Interest in the Prospect Wells.  Payout shall not be calculated on a well-by-well basis, but the cost and revenue allocable to all Prospect Wells shall be considered in computing Payout.

Proration Unit:  As to Prospect Wells, shall mean J.B. Tubb north forty acres only (40) acres surrounding each well, the J.B. Tubb ( north 40 ) acres to be as nearly in the form of a square as is practical; however, the shape is to be determined by Survey Map , and Operator in its sole discretion, giving due regard to Participant’s interest in the Prospect Well and the owners of the remainder of the leased lands on which the Proration Unit is located.  In any event, the Proration Unit shall be of a configuration so as to be in compliance with all spacing rules and orders established for the field in which the Wells are located.

Prospect Wells:  Shall mean the initial J.B Tubb 18-1 & 18-2 (2) wells re-completed under the terms of this Agreement on the Leases, to an adequate depth to evaluate/test the Objective Depth.

Subsequent Wells:  Shall mean any and all wells re-completed (including substitute wells if needed Crawar San Andres well on north forty) after the re-completion of the #18-1 & #18-2 (2) Prospect Wells, on the Leases, at locations outside the Proration Units surrounding each Prospect Well.

Turnkey Completion Costs:  Shall mean an amount paid to Operator by Participant representing Participant’s total share of the cost to run/set production casing, and completely equip, through the tanks or pipeline connection, each Prospect Well.

Turnkey Cost to Casing Point:  Shall mean an amount paid Operator, by Participant, representing Participant’s total share of the cost to drill to total depth and test the Prospect Wells.

II.

Consideration

With execution of this Agreement, Participant shall deliver to Operator the sum of$1,400,000.00 which shall be deemed Participant’s share of the Acreage Cost.  In addition, Participant shall deliver to Operator $ 0.00 , which represents Participant’s share of the Turnkey Cost to Casing Point for drilling the Prospect Wells as provided for in this Agreement.  The execution of this Agreement and payment of the sums provided for shall entitle Participant to an Assignment of an undivided 75 % Working Interest and 56.25 % Net Revenue Interest in each Prospect Well completed as a well capable of producing oil and/or gas in paying quantities, which Assignment shall be delivered to Participant on payment in full of Participant’s share of the Turnkey Completion Costs as to Prospect Wells completed under the terms of this Agreement.

III.

Prospect Wells For Re Entry

Subject to examination and approval of title, on or before January. 9th,2008, Operator shall use its best efforts to commence or cause to be commenced the actual recompleting operations of one or more of the Prospect Wells at locations on the lands covered by the Leases described in Exhibit “A,” which locations are to be selected by Operator, in its sole and absolute discretion, and to then recomplete each of the Prospect Wells in a prudent manner, without unreasonable delay, in accordance with field practices prevailing in the area where the Leases are located, to the Objective Depth and Formation.  After each Well has reached Objective Depth and Formation, Operator, in its sole discretion, shall make such attempts to complete each Well, as would be made by a reasonable and prudent Operator, pursuant to practices prevailing in the area and for the Objective Depth.

The Turnkey Cost to Casing Point, and beyond to full production status, paid by Participant to Operator, is in payment of Participant’s share of the costs to Re Enter and Recomplete each Prospect Well to casing point and thereafter to full production status. Upon reaching formation entry objective a decision will be made, at the sole discretion of Operator, to test and complete each Prospect Well.  Upon each Well having reached Objective Depth and formation entry, Operator shall notify each Participant of its election to test and to complete each Prospect/Re Entry Well to bring on full production, or of Operator’s election to plug and abandon any Prospect Well.  .

IV.

Assignments

Prior to the re-completion or drilling and completion of the Prospect Wells, Operator shall deliver an Assignment to each Participant who has elected to and has paid its share of all costs in each Prospect Well completed as a producer of oil and/or gas, such Assignment to be delivered subject to the terms of this Agreement, the Operating Agreement and burdens existing on the Leases, which Assignment shall be in the form attached to this Agreement as Exhibit “C”.  Operator shall deliver Participant an Assignment including each of the Leases as to the lands comprising the Proration Unit surrounding each of the Prospect Wells drilled and completed in which Participant is entitled to an Assignment.

The Assignment from Operator to Participant shall be of Participant’s before payout Gross Working Interest and Net Revenue Interest as identified on the signature page to this Agreement and shall be specifically subject to the “after payout” interest of Operator, as providing for in this Agreement.

V.

Reports to Participants

At all times while Operator is engaged in drilling the Prospect Wells in which Participant has elected to participate, Operator shall furnish to each Participant a (Daily/Weekly) written report summarizing drilling activities and results relating to the Prospect Well or Wells in which Participant is participating, and Operator is then engaged in drilling, completing and/or testing.  Each report shall contain sufficient information to apprise Participant of the activities in which Operator is then engaged.  Operator agrees to furnish Participant such other information as Participant may reasonably require.

VI.

Operating Agreement

All portions of Leases and the interests assigned to Participant shall be subject to this Agreement and the Operating Agreement.  In the event of any conflict between the terms of the Operating Agreement and the terms of this Agreement, the terms of this Agreement shall control as between Operator and Participant.  The terms of the Operating Agreement shall govern all subsequent activities on the Lease as they relate to the interests assigned to or to be owned by Participant.

VII.

Participants Payment of Operating Expenses

On any well drilled under the terms of this Agreement and in which Participant receives an Assignment from Operator for an undivided interest, Participant agrees that Operator may elect to receive 100% of the income attributable to Participants interest in each producing well, directly from the purchaser of production, and account to each Participant for its share of the income after deducing all operating expenses, taxes, and other charges attributable to or assessed against Participant’s interest; that is, Operator may receive Participants share of income, deduct Participant’s share of operating expenses and other costs and make settlement with Participant on a “net” basis.  To the extent necessary to give effect to the provisions of this paragraph, Participant appoints and designates Operator, as its Agent and Attorney-in-Fact for the purposes of executing Division Orders, and authorizing delivery of Participant’s share of income directly to Operator.

VIII.

Additional Development

As part consideration for entering into and acquiring rights under the terms of this Agreement, with legal description Operator grants Participant the right of first refusal (on the same, or other negotiated terms that are not lesser than the terms of this Agreement), to participate in any additional wells (“Subsequent Wells”) which Operator may elect to drill or re-complete on the South 40 Leases described herewith as the J.B. TUBB "18-1", being the Wl/2 of the NW1/4 of Section 18, Block B-20, Public School Lands, Ward County, Texas, containing Forty (South 40) acres only more or less  (see also Exhibit “A”, Section B, Description of Lands hereto for further reference).

At any time after the Prospect Wells have been drilled and completed or plugged and abandoned, as the case may be, upon election by Operator to drill an additional Subsequent Well or Wells on the South 40 Leases described herein this section, Operator shall submit a written notice to Participant setting forth the anticipated drilling date of the proposed Subsequent Well(s), or Well re-completion locations (which will be no sooner than sixty (60) days from the date of the written notice), its location, objective formation, total depth, and the estimated cost of drilling, completing, and equipping the well.  This notice shall be sent by first-class mail, or other means intended to effect actual delivery, to the address of Participant.  Unless waived or extended in a writing approved and signed by the Operator, the Participant shall have forty five (45) days from the date of the deposit of the notice in a post office or official depository under the care and custody of the United States Postal Service within which to forward to Operator the total amount of the Participant’s proportionate share of the estimated costs of drilling, completing, and equipping the proposed well, as set forth in the estimated costs of drilling, completing, and equipping of the well, accompanying the notice. Failure of the Participant to have the entire amount of its proportionate share of costs in the depository account designated by Operator in the written notice by 5:00 o’clock p.m. on the forty sixth (46 th ) day (unless set aside by a waiver or extension granted, approved, and signed in writing by the Operator) following the deposit of the notice shall be deemed to constitute an election by the Participant to not participate to the drilling of the proposed Subsequent Well.  In the event a Participant elects not to participate in the drilling of a Subsequent Well, the Participant’s rights in the Leases shall be forfeited, save and except as to the Proration Units allocated to the Prospect and any Subsequent Wells in which the Participant has participated.

Any additional drilling/re-entry activity to take place on the Leases, as proposed by Operator, subsequent of wells, shall not be subject to the payout provisions provided for in this Agreement, shall not be drilled under the terms of turnkey arrangements, unless the same shall be proposed by Operator to Participant.  Operator shall not maintain a “carried interest” in Subsequent Wells and each Participant shall pay and be responsible for their proportionate share of any and all costs, to the extent of their after payout interests, for the drilling of the Subsequent Wells.

IX.

Relationship of the Parties

Neither this Agreement or the Operating Agreement entered into by Operator and Participant is intended to create, nor shall the same be construed as creating a mining partnership, commercial partnership, or any other partnership or joint venture relationship.  Rather, it is the intent and purpose of this Agreement to create a relationship which is limited to the exploration, development, and extraction of oil and/or gas for division in kind, or for sale for the account of the Participant’s to this Agreement, individually, and in which the liability of each of the Participant’s shall be several and not joint or collective.  If, for Federal Income Tax purposes, this Agreement and the operations are regarded as a partnership, each Participant hereby affected elects to be excluded from the application from all of the provisions of Sub-Chapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of the Code, and the regulations promulgated thereunder.  Operator is authorizes and directed to execute on behalf of each Participant, any evidence of this election as may be required.

X.

Notices

All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing or verbally, by mutual consent, provided that written notice shall follow any verbal notice within twenty-four (24) hours, and shall be considered as properly given or made when forwarded to the other Party at the address set out on the signature page of this Agreement.

Any Participant or Operator may change its address by giving notice in writing stating the new address to the other party, and on the 10th day following delivery of the notice.  The new address shall be the applicable address for all notices or other communications required or permitted by this Agreement.

XI.

Miscellaneous

A.

This Agreement embodies the entire understanding and agreement between the Participant and Operator and supersedes any and all prior understandings and agreements, verbal or written, if any, between them regarding the Leases and matters that are the subject of this Agreement.

B.

The titles to the Sections of this Agreement are used only for convenience purposes only and shall have no affect on the construction or interpretation of any part of this Agreement.

C.

The rights and obligations created by this Agreement shall be governed by and interpreted under the laws of the State of Nevada, without regard to any conflicts of law considerations.

XII

Rights Run with the Land and Survival of Representatives

This Agreement shall constitute a real right and covenant running with the lands it covers and shall be binding on and inure to the benefit of the Parties and their respective heirs, successors and assigns.  Covenants, obligations, representations, and conditions of this Agreement shall survive the close of this transaction and the delivery of Assignments to Participant, by Operator.

XIII.

Time is of the Essence

Time is of the essence with respect to all matters governed by the terms of this Agreement and the Operating Agreement.

XIV.

Effective Date

The effective date of this Agreement shall be that date on which Operator has received notice of the election to participate by an adequate number of Participants to engage in the drilling and exploration activities provided for in this Agreement, and the Participants have executed a counterpart of this Agreement, and delivered the cash payments to Operator as provided for in this Agreement.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same Agreement as of the specified effective date.

Operator

By: Jeru Morgan
Title: President

Names: Success Oil Co.
Address: 8306 Wilshire Bl. #566, Beverly Hills, ca. 90211
Phone Number: 818-249-4040, 818-974-9623, 800-451-9865
Fax Number: 310-861-0228

Participant

By: Dennis Alexander
Title: Chief Executive Officer

Names: Firecreek Petroleum Inc., a wholly owned subsidiary of
EPGI Firecreek, Inc.
Address: 6564 Smoke Tree Lane, Scottsdale, AZ. 85253
Phone Number: 480-948-926, 480-948-6581
Fax Number: 623-321-1914

Participant’s Interest:

Before Payout:

Gross Working Interest: 75%
Net Revenue Interest: 56.25%

After Payout:

Gross Working Interest: 75%
Net Revenue Interest: 56.25%